Exhibit 10.14

WORTHINGTON STEEL, INC.

2023 EQUITY INCENTIVE PLAN FOR NON-EMPLOYEE DIRECTORS

RESTRICTED STOCK AWARD AGREEMENT

Effective as of _____________ (the “Grant Date”), Worthington Steel, Inc. hereby grants to ________________ (the “Participant”) an award consisting of _________________ restricted common shares of the Company (“Restricted Stock”). The Restricted Stock is subject to the terms and conditions described in the Worthington Steel, Inc. 2023 Equity Incentive Plan for Non-Employee Directors (the “Plan”) and this Restricted Stock Award Agreement (this “Agreement”). The “Company” shall mean Worthington Steel, Inc. individually, or together with its subsidiaries, as the context requires.

Section 1. Vesting.

Except as provided in Section 2 of this Agreement, the Restricted Stock will vest on the date of the first regular annual shareholder meeting after the Grant Date, provided that the Participant has continuously served as a Director of the Company through such date. This period is referred to herein as the “Vesting Period”).

Section 2. Accelerated Vesting.

(a) Death or Disability. Any unvested Restricted Stock shall become fully vested if the Participant dies or becomes disabled, as determined by the Committee.

(b) Change in Control. If there is a Change in Control and during the Vesting Period the Participant’s service as a Director is terminated by the Company without “cause”, any unvested Restricted Stock will become fully vested on the date the Participant’s service as a Director is terminated. The provisions of this Section 2(b) will apply in lieu of the provisions of Section 10 of the Plan.

Section 3. Restrictions on Transferability.

Until the Restricted Stock becomes vested as described in Section 1 or Section 2, the Restricted Stock may not be sold, gifted, transferred, pledged, assigned or otherwise alienated or hypothecated.

Section 4. Rights Before Vesting.

Before the Restricted Stock vests, (a) the Restricted Stock will be held in escrow by the Company; (b) the Participant may exercise full voting rights associated with the Restricted Stock; and (c) the Participant will be entitled to all dividends and other distributions paid with respect to the Restricted Stock, but such dividends and other distributions will be held in escrow by the Company and will be subject to the same restrictions, terms and conditions as the Restricted Stock to which they relate.

Section 5. Settlement.

If the applicable terms and conditions of this Agreement are satisfied, the Restricted Stock will be released from any transfer restrictions or delivered to the Participant with reasonable promptness after all applicable restrictions have lapsed. Any fractional shares of Restricted Stock will be settled in cash based upon the Fair Market Value of a Common Share on the settlement date.

The issuance of Shares will be subject to the satisfaction of the Company’s counsel that such issuance will be in compliance with applicable Federal and state securities laws. Any Shares delivered under the Plan will be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any certificates evidencing such Shares to make appropriate reference to such restrictions.

Section 6. Other Terms and Conditions.

(a) Beneficiaries. The Participant may designate a beneficiary to receive any Restricted Stock that is unsettled in the event of the Participant’s death. If no beneficiary is designated, the Participant’s beneficiary will be the Participant’s surviving spouse and, if there is no surviving spouse, the Participant’s estate.

(b) No Guarantee of Continued Service. The granting of Restricted Stock will not confer upon the Participant any right to continued service as a Director, nor will it interfere in any way with the right of the Company or its shareholders to terminate the service of the Participant as a director at any time, with or without cause.

(c) Governing Law. This Agreement will be governed by and construed in accordance with the laws (other than laws governing conflicts of laws) of the State of Ohio.

(d) Rights and Remedies Cumulative. All rights and remedies of the Company and of the Participant enumerated in this Agreement will be cumulative and, except as expressly provided otherwise in this Agreement, none will exclude any other rights or remedies allowed at law or in equity, and each of said rights or remedies may be exercised and enforced concurrently.

(e) Captions. The captions contained in this Agreement are included only for convenience of reference and do not define, limit, explain or modify this Agreement or its interpretation, construction or meaning and are in no way to be construed as a part of this Agreement.

(f) Severability. If any provision of this Agreement or the application of any provision hereof to any person or any circumstance will be determined to be invalid or unenforceable, then such determination will not affect any other provision of this Agreement or the application of said provision to any other person or circumstance, all of which other provisions will remain in full force and in effect.

(g) Entire Agreement. This Agreement, together with the Plan, which are incorporated herein by reference, constitutes the entire agreement between the Company and the Participant in respect of the subject matter of this Agreement, and this Agreement (together with the Plan) supersedes all prior and contemporaneous agreements between the parties hereto in connection with the subject matter of this Agreement. No officer, director, employee or other servant or agent of the Company, and no servant or agent of the Participant, is authorized to make any representation, warranty or other promise not contained in this Agreement. No change, termination or attempted waiver of any of the provisions of this Agreement will be binding upon any party hereto unless contained in a writing signed by the party to be charged.

(h) Restricted Stock Subject to the Plan. The Restricted Stock is subject to the terms and conditions described in this Agreement and the Plan, which is incorporated by reference into and made a part of this Agreement. In the event of a conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan will govern except as specifically provided in this Agreement. The Committee has the sole responsibility for interpreting the Plan and this Agreement, and the Committee’s determination of the meaning of any provision in the Plan or this Agreement will be binding on the Participant. Capitalized terms that are not defined in this Agreement have the same meaning as in the Plan.

(i) Section 83(b) Election. The Participant may file an election pursuant to Section 83(b) of the Code to be taxed currently on the Fair Market Value of the Restricted Stock (less any purchase price paid for the Restricted Stock). The election will be made on a form provided by the Company and must be filed with the Internal Revenue Service no later than 30 days after the Grant Date. The Participant must seek the advice of the Participant’s own tax advisors as to the advisability of making such an election, the potential consequences of making such an election, the requirements for making such an election, and the other tax consequences of the Restricted Stock under federal, state, and any other laws, rules and regulations that may be applicable. The Company and its agents have not and are not providing any tax advice to the Participant.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the Grant Date set forth above.

PARTICIPANT	WORTHINGTON INDUSTRIES, INC.

By:
[Printed Name]	[Printed Name]
Its: [title]

Dated: ,20	Dated: ,20